Exhibit 99.1
Nikola President & CEO Steve Girsky Chat Transcript
September 13, 2023
Steve Girsky: Good afternoon, everyone and thank you for joining me for today’s chat and Q&A. I’m Steve Girsky, President and CEO of Nikola Corporation. The purpose of this discussion is to address questions submitted related to the business of Nikola.
Many of you know me, but for those of you who may not, prior to this role I was Nikola’s Chairman of the Board for more than three years, and prior to that, a longtime automotive industry and investment executive.
When I initially got involved with Nikola, I thought it was a big idea. Today, I think it’s an even bigger idea.
First, I think there is a lot of white space between Nikola and the competition in the zero emission Class 8 truck market.
This reminds me of when I joined GM in 2009. I asked about Tesla and was told that it was just a bunch of engineers playing with laptop batteries. That was conventional wisdom at the time. And we know how that turned out – Tesla got a 10-year jump start on the entire industry.
We have a similar opportunity at Nikola. The big guys are writing off the zero-emissions trucking industry. I know they’re playing with prototypes, but they believe this tech is late decade stuff at the earliest. If you look at the zero-emissions trucks registered in the market, you’ll see a bunch of the big large OEM trucking guys, but at number two, you see us. And we’re just getting started.
Nikola is not checking a box like the others - this is our business. We are zero-emissions, we are energy, and that’s it.
The second piece of the big idea is the cradle to grave. The ability to capture downstream revenue. At GM when we sold a car, we generate say $40,000 in revenue for it, but that car would generate another $200,000 or more over its lifetime. It would be sold as used a few times, it would be serviced, it would be fueled, it would be financed, it would be insured - that downstream revenue is more profitable and less cyclical than the revenue we would generate from the initial sale. And it would typically carry higher margins and hence a higher multiple in the market.
We provide the customer a complete zero-emissions solution, and a return on their, and hence your, investment.
I’ve been Nikola’s President and CEO for about six weeks at this point, and I must tell you it’s been the most incredible working experience in my career. The passion and drive of the team here is nothing short of inspiring, and the “never give up” spirit is truly infectious.
Just in the past few weeks:
•Our hydrogen fuel cell electric truck has begun serial production and is undergoing final testing before deliveries commence.
•Our gamma hydrogen fuel cell electric trucks are logging serious miles. Last week, one of those trucks ran more than 900 miles in a day. This was quite an accomplishment and I defy anyone to find another zero-emission vehicle (ZEV) truck anywhere that can run up to 900 miles in a day.

•Customer fuel cell demos have started this week including one with Biagi Brothers, using our hydrogen mobile fueling site in Ontario, California to keep the trucks moving. We also have more customer demos coming throughout the next few months. The hydrogen highway is on its way.
•We have strengthened our financial position – we recently raised $125 million and have improved our cash position through reduced cash burn which we believe will give us capital to get through the fuel cell launch and well into next year.
•We’ve also added a new board member – John Vesco – who has decades of proven leadership in the transportation and supply chain industries.
We’re headed in the right direction, as everything the company set out to do years ago is expected to come together in the fourth quarter of this year. Our customers, dealers and shareholders are excited.
But there are challenges that we need to address, including our voluntary recall of our battery-electric trucks.
Since June, there have been several thermal incidents with our battery electric trucks. As you know, we issued a voluntary recall within 24 hours once the preliminary findings of the investigation were received, and recommended courses of actions were outlined to protect our customers and dealers and keep as many trucks as possible in operation.
Our engineering and safety teams are working around the clock to ensure the safety of our trucks and the public, and we are taking further precautions by deploying teams to our active fleets to physically monitor the trucks in service. We have not encountered any concerns with those trucks that are in operation and we remain focused on maintaining ongoing communications with our customers and dealers to make sure they have all their questions answered and that they are confident in our trucks and satisfied with their performance.
We’re taking all precautions, and our team is currently arranging to get the trucks to our Coolidge, Arizona manufacturing facility. We believe this will allow repairs to be made in the most efficient manner, under the direct supervision of the Nikola team.
It’s a setback, but we’re in it for the long haul. We’ve proved the skeptics wrong who said we couldn’t engineer a truck, couldn’t build a truck and couldn’t sell a truck, and we’re not planning on stopping anytime soon.
The marketplace is ready for our products. With the latest state and federal incentives nationwide it can be even more economically viable to be a Nikola customer. One of the latest examples is the Innovative Small e-Fleet program in California, which allows for vouchers of more than $240,000 on our battery-electric truck and $360,000 on our hydrogen fuel cell truck - serious money available to combat the serious impact of diesel truck emissions. Since the program opened at the end of August, there’s been a strong customer demand for our trucks, seen by applications filed through our dealers within the last few weeks.
We are launching the hydrogen highway – with more trucks, mobile fuelers and customers running zero-emission freight. It’s a big job, and we thank all of our investors, partners and supporters for assisting us.

Before we open it up to questions, I just want to extend my appreciation for your continued confidence in us and our mission as we together pioneer solutions for a zero-emissions world.
I look forward to answering your questions. Dhillon, who’s first?
Dhillon Sandhu: Thank you, Steve. Before we begin, I would like to note that today’s discussion includes forward-looking statements about our future expectations and plans. Actual results may differ materially from those stated, and some factors that could cause actual results to differ are explained in our filings with the SEC. Forward-looking statements speak only as of the date on which they are made. You are cautioned not to put undue reliance on forward-looking statements.
We received a lot of investor questions online, the majority of which can be boiled down to 4 topics.
1.Battery electric truck recall
2.Production and delivery expectations
3.Hydrogen infrastructure buildout
4.Nikolas future and outlook
So, Steve, let’s begin with the battery recall.
Steve Girsky: Thanks Dhillon. As you are all aware, we have had several thermal incidents with our battery electric trucks that are running on battery packs received from Romeo Power. We have communicated to our dealers and customers that trucks need to be returned to Nikola at our Coolidge manufacturing facility to make the necessary repairs and monitor the vehicles to ensure safety.
One issue that was identified is a coolant leak which involves the coolant manifold and related coolant lines. Each battery-electric truck has 9 battery packs, and each pack has 2 coolant loops. As part of the repair, the coolant lines that connect to the manifolds in each pack will be replaced. Once the pack is open, we will inspect all the modules to ensure integrity. Module components and potentially the entire module may need to be replaced on a case-by-case basis if any additional issues are discovered.
Our team is working tirelessly with our suppliers to obtain the appropriate parts. All fixes are and will undergo thorough validation testing prior to release.
Timelines and costs will be relayed as soon as possible, and our main priority is to ensure customers’ safety and satisfaction.
Dhillon Sandhu: Thank you, Steve. Let’s move on to the second topic regarding production and deliveries, specifically around the hydrogen fuel cell truck.
Steve Girsky: We began production of the hydrogen fuel cell electric truck on July 31st, and the first production vehicle came off the line in Coolidge approximately two weeks ago. We plan to begin delivering the trucks to dealers in late September and early October and will have a launch celebration in Coolidge on September 28th where we will have our customers, dealers, and other partners in attendance. Following that event, we will ship the first production fuel cell trucks to dealers and shortly after they will be delivered to customers for operation in their fleets.
To date our dealers have received more than 210 non-binding orders for the fuel cell truck. Some of those customers include large fleet operators like JB Hunt, Biagi Brothers, and TTSI.

We want you all to be aware that the battery-electric truck recall does not affect the production or deliveries of the fuel cell electric vehicle since it uses a different battery pack from a different supplier.
Our team is excited to deliver the first Class 8 hydrogen fuel cell electric truck to the market, and we believe we have at least a two-year head start on our competitors.
For the battery-electric truck, we have paused deliveries until we conclude the recall.
On the production front, currently production capacity in Coolidge is 2,400 trucks per year. The mixed-model line in Coolidge is capable of building both the electric truck and the hydrogen fuel cell electric truck on the same line, and we can shift production volume allocation to either product depending on demand.
Dhillon Sandhu: The third topic is about hydrogen infrastructure and the buildout of the fueling network. So, we can cover the near term and long-term visions for the hydrogen refueling ecosystem.
Steve Girsky: When we think about our energy business, this could likely be the biggest opportunity for Nikola.
We are beginning to establish the ecosystem in California, a state with incentives promoting the purchase of zero-emissions trucks, and regulations requiring fleets to convert ICE vehicles to zero emissions. In California, only zero-emission drayage trucks can register in the CARB Online System beginning January 1st of 2024. This regulation, coupled with powerful incentives like the Innovative Small e-Fleet program which I mentioned in the opening, or HVIP, where customers can receive a voucher of up to $288,000 per truck, make California an ideal market to launch the fuel cell truck and hydrogen highway.
California is also the largest Class 8 truck market in the United States. More than 40% of imported containers and 30% of exported containers move through California, and most of that freight is moved by trucks. We plan on deploying fueling solutions along some of the most highly travelled trucking corridors in California along Interstates 5 and 10, linking routes between northern and southern California and Arizona.
Right now, in California, customers can receive up to $360,000 per truck with current incentives. This is a huge benefit and makes the acquisition cost of a hydrogen fuel cell truck comparable with a diesel Class-8 day cab, without the pollution.
This year we expect to deploy at least 9 hydrogen mobile fuelers at several locations throughout the state of California to enable hydrogen fuel cell truck operations. The mobile fuelers are a great resource allowing us to provide immediate fueling solutions and penetrate new markets quickly. We believe they will play a critical role in the buildout of the hydrogen highway as truck network density is built, and permanent refueling infrastructure is brought online.
In addition to fueling solutions, we are also securing supply to support customer operations. We have negotiated supply for up to 130 metric tons per day with Linde, Plug, and BayoTech, and are negotiating an offtake agreement with FFI for up to 30 metric tons per day from the planned Phoenix Hydrogen Hub.
We view this as a huge opportunity which enables a first mover advantage with our fuel cell truck and hydrogen refueling business.

Dhillon Sandhu: And the last topic from investors was what is the outlook for Nikola and what can they expect in the future given the current challenges we have faced.
Steve Girsky: The team at Nikola is highly motivated and focused on delivering on our commitments. We are working to accomplish something no one has ever done before – so challenges are to be expected. What I can say is I am amazed at the resilience and commitment that our employees show every day.
In the short term, we are focused on executing on the battery-electric truck recall and producing and delivering the hydrogen fuel cell electric trucks to dealers and end customers, and ensuring we have adequate fueling solutions to support customer operations. We feel that we’re well prepared to handle fuel cell deliveries and fueling this year and have promising plans and partnerships in the works to support further deliveries in 2024.
Our finance organization has improved our balance sheet, increasing our unrestricted cash position by $107 million in the second quarter, and recently raising another $125 million through a convertible note offering, while continuing to find opportunities to reduce our spending, improving our financial discipline, and ensure Nikola has adequate liquidity to fund our near-term business plan and continue towards our path to profitability by the end of 2025.
So, in light of any recent setbacks, we are moving in the right direction. It is not uncommon to discover challenges with products post-launch, as history has proven with most OEMs any time they launched a new product or technology; and we are certainly not alone when it comes to the challenges faced with the battery technology. We appreciate our customers’ faith in Nikola, and we are addressing these concerns as we continue to drive forward in our goal to decarbonize commercial transportation.
Thank you for joining me today and thank you for your support.